Execution Copy

ASSET PURCHASE AGREEMENT

BY AND AMONG

AZZ BLENKHORN & SAWLE LIMITED

BUYER,

and

GALVAN METAL INC.

SELLER

and

JOSEPH MANCUSO, JOHN MANCUSO, JR.
and JOHN MANCUSO

SHAREHOLDERS

January 19, 2012

TABLE OF CONTENTS
1.	Purchase and Sale	1
1.1	Purchased Assets	1
1.2	Assumption of Specified Liabilities	4
1.3	Non-Assumption of Certain Liabilities	5
1.4	Employee Liability	8
1.5	No Expansion of Third-Party Rights	10
2.	Closing Consideration; Adjustment; Allocation of Consideration; Schedules	10
2.1	Closing Consideration	10
2.2	Adjustment	11
2.3	The Closing	13
2.4	Schedules	13
3.	Representations and Warranties of Seller and the Shareholders	13
3.1	Existence; Good Standing; Corporate Authority; Compliance With Law	13
3.2	Authorization, Validity and Effect of Agreements	13
3.3	Ownership of Capital of Seller	14
3.4	Financial Statements	15
3.5	Absence of Certain Changes or Events	15
3.6	Taxes	16
3.7	Personal Property	17
3.8	Accounts Receivable	17
3.9	Inventory	17
3.10	Real Property	17
3.11	Business Property Rights	18
3.12	Title to Property; Encumbrances; Sufficiency of Purchased Assets	18
3.13	Licenses and Permits	19
3.14	Compliance with Law	19
3.15	Litigation	19
3.16	Contracts	20
3.17	Labor Matters	20
3.18	Employee Plans	23
3.19	Insurance	24
3.20	Environmental	24
3.21	Customers and Suppliers	25
3.22	No Brokers	26
3.23	No Other Agreements to Sell the Purchased Assets	26
3.24	Accuracy of Information	26
3.25	Knowledge	26
3.26	Residence of Seller	26
3.27	Privacy	26
3.28	Solvency	27
3.29	Certain Business Practices	27
3.30	Competition Act and Investment Canada Act	27
4.	Representations and Warranties of Buyer	27
4.1	Existence; Good Standng; Corporate Authority; Compliance With Law	28

4.2	Authorization, Validity and Effect of Agreements	28
5.	Survival of Provisions/Indemnification	29
5.1	Survival of Provisions	29
5.2	Indemnification by Seller and the Shareholders	29
5.3	Indemnification by Buyer	30
5.4	Conditions of Indemnification	30
5.5	Limitations on Indemnification	31
6.	Other Covenants and Agreements	33
6.1	Restrictive Covenants	34
6.1.1           Customer Restriction
6.1.2           Non-Raid
6.1.3           Non-Competition
6.1.4           Reformation
6.1.5           Injunctive Relief
6.2	Public Announcements	35
6.3	Execution of Additional Documents	35
6.4	Costs and Expenses	36
6.5	Transfer Taxes	36
6.6	Cooperation on Tax Matters; Business Records	36
6.7	Allocation of Total Purchase Price	36
6.8	Proration of Property Taxes	36
6.9	Employees	37
6.9A	Assumed Employee Plans	37
6.10	Guaranty of Receivables	38
6.11	Conduct of the Business Prior to Closing	38
6.12	Specific Performance	40
6.12	Right of First Refusal	40
7.	Closing Deliveries	40
7.1	Seller's and Shareholders’ Closing Deliveries	40
7.2	Buyer's Closing Deliveries	42
8.	Conditions to Closing	42
8.1	Conditions Precedent to the Obligations of the Parties	42
8.2	Conditions Precedent to the Obligations of Buyer	42
8.3	Conditions Precedent to the Obligations of Seller	43
9.	Termination	43
9.1	Mutual Agreement	43
9.2	Unilateral Termination by Buyer or Seller	44
9.3	Unilateral Termination by Buyer	44
9.4	Unilateral Termination by Seller	44
9.4	Effect of Termination	45
10.	Miscellaneous	45
10.1	Notices	45
10.2	Binding Effect; Benefits	46
10.3	Entire Agreement	46
10.4	Governing Law	47
10.5	Counterparts	47
10.6	Headings	47
10.7	Waivers	47

10.8	Merger of Documents	48
10.9	Incorporation of Exhibits and Schedules	48
10.10	Severability	48
10.11	Assignability	48
10.12	Drafting	48
10.13	References	49
10.14	Calendar Days, Weeks and Months	49
10.15	Gender; Plural and Singular	49
10.16	Cumulative Rights	49
10.17	No Implied Covenants	49
10.18	Attorneys' Fees	49
10.19	Indirect Action	49
10.20	Currency	49
10.21	Disclaimer of Representations and Warranties	49

Exhibit

A               Form of Bill of Sale, Assignment and Assumption Agreement
B               Form of Deed
C       Financial Statements
D               Form of Receivables Guaranty
E       Form of Employment Agreement

Schedule

1.1.1               Certain Purchased Assets
1.1.2               Excluded Assets
1.2A      Certain Assumed Liabilities
1.2B      Assumed Contracts
3.2                Seller’s and Sole Shareholder’s Third Party Consents Required
3.3                Ownership of Capital Stock of Seller
3.5                Certain Changes or Events
3.6                Tax Matters
3.7                Condition of Purchased Assets
3.10               Real Property
3.11               Business Property Rights
3.12               Encumbrances
3.13               Licenses and Permits
3.15               Pending or Threatened Litigation or Claims
3.16               Contracts
3.17               Employment and Labor Agreements
3.18               Employee Plans
3.19               Insurance
3.20               Environmental
6.7                Purchase Price Allocation
6.9        Employees of Seller and Annual Compensation Rates
6.11     Conduct of Business

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of January 19, 2012, by and among AZZ Blenkhorn & Sawle Limited, a corporation existing under the laws of the Province of New Brunswick (“Buyer”), Galvan Metal Inc., a corporation existing under the laws of Canada (“Seller”), and Joseph Mancuso, John Mancuso, Jr. and John Mancuso (the “Shareholders”).

WHEREAS, the Shareholders are the indirect beneficial owners of substantially all of the issued and outstanding shares in the capital of Seller; and

WHEREAS, Seller is engaged in the galvanizing business (the “Business”) and desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the Purchased Assets (as such term is hereinafter defined) in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Purchase and Sale.

1.1           Purchased Assets.

1.1.1  On the terms and subject to the conditions contained in this Agreement, at the Closing (as such term is hereinafter defined), Seller shall sell, assign, grant, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the real property described in clause (xiii) of this Section 1.1.1 and all of the assets and properties of Seller of every kind, nature and description (wherever located) free of any Encumbrance (as hereafter defined), except the Excluded Assets (as such term is hereinafter defined).  The assets and properties to be sold, granted, conveyed, transferred, assigned and delivered by Seller to Buyer hereunder are hereinafter referred to collectively as the “Purchased Assets”.  Without limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, the following assets and properties of Seller, (except any of the following which are Excluded Assets):

(i)           all cash, accounts, notes, vendor rebate, agency commission, credit card and other receivables (including, without limitation, amounts due from Seller’s customers whether recorded as accounts, notes, vendor rebate, agency commission, credit card or other receivables or reductions in accounts payable) and related deposits, security or collateral therefor (including, without limitation, recoverable customer deposits of Seller);

(ii)           all machinery, inventories, inventories of parts, computers, furniture, furnishings, fixtures, office supplies and equipment, automobiles, trucks, vehicles, returnable containers, tools and parts, raw materials and work in process;

(iii)           all drawings, blueprints, specifications, designs and data of Seller, if any;

(iv)           all technology, know-how, designs, devices, processes, methods, inventions, drawings, schematics, specifications, standards, trade secrets and other proprietary information, and all patents and applications therefor, if any;

(v)           all right, title and interest of Seller in and to the names “Galvan Metal Inc.”, “Galvan Metal” and all other derivations thereof and, if any, all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations relating specifically to such names, the applications therefor and the licenses thereto, together with the goodwill and the business appurtenant thereto;

(vi)           all catalogues, brochures, sales literature, promotional material, samples and other selling material of Seller, if any;

(vii)           all books and records and all files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets or to Seller’s Business, other than those books and records that Seller is legally bound to retain possession of;

(viii)           all right, title and interest of Seller under all contracts, agreements, licenses, leases (including, without limitation, all capital and operating leases), sales orders, permits (insofar as same are assignable), purchase orders and other commitments (whether oral or written) by which any of the Purchased Assets are bound or affected, or to which Seller is a party or by which it is bound (the “Contracts”), excluding the Employment Contracts (as defined below in Section 1.1.2), and that Buyer has requested be assigned to it pursuant to Section 1.2 hereof;

(ix)           all lists of past, present and qualified prospective customers of Seller;

(x)           all goodwill relating to the Purchased Assets or Business as a going concern;

(xi)           all governmental, establishment and product licenses and permits, approvals, license and permit applications and license and permit amendment applications, insofar as same are assignable;

(xii)           the real property owned by Seller, known and designated as lot 1 826 355 and lot 2 126 003 on the Cadastre of Québec, Land Registry for the Registration Division of Montreal, together with all interests in such real property, all buildings, improvements and other structures located on such real property, all uses, easements, servitudes, appurtenant rights and rights-of-way which benefit or are imposed upon such real property, whether published or not on the Land Registry and all minerals (including, without limitation, oil, gas, clay, sand and all other surface or subsurface minerals or materials and other substances of any nature however mined or severed) (the “Owned Real Property”);

(xiii)           all claims against third parties, whether or not asserted and whether now existing or hereafter arising, related to the Business or the Purchased Assets (including, without limitation, all claims based on any indemnities or warranties in favor of Seller relating to the Business or any of the Purchased Assets), in each case other than (a) any counter-claims brought against a third party in response to a claim asserted by such third party against Seller, (b) any insurance claim brought by Seller with respect to any loss incurred by Seller prior to Closing, (c) any claims concerning Taxes or (d) any other claims listed in Schedule 1.1.2 hereof (the claims set forth in items (a) to (e) above being hereinafter referred to as the “Excluded Claims”); provided, however, that in any case the Excluded Claims shall not include any claims with respect to accounts receivable of any current customer of Seller;

(xiv)           all other assets and rights of every kind and nature, tangible or intangible, of Seller used in connection with the Business and necessary to continue the operations thereof; and

(xv)           any “key man” life insurance policies with respect to Joseph Mancuso and John Mancuso, Jr.

Without limiting the generality of the foregoing, the Purchased Assets shall, except as set forth in Section 1.1.2 hereof, include all assets which are held in connection with, or used or held for use in the operations of the Business, including those set forth in a detailed list of plant and equipment as of the Balance Sheet Date (as such term is hereinafter defined) prepared from the accounting records of Seller and attached hereto as Schedule 1.1.1, and all such assets of Seller as may have been acquired by Seller which would be included on a list prepared in like manner from such accounting records as of the Closing Date (as hereinafter defined), except any such assets which may have been disposed of since the Balance Sheet Date in the ordinary course of business on a basis consistent with past practice.

1.1.2           Anything herein contained to the contrary notwithstanding, Seller’s right, title and interest in (i) all employment contracts, whether written or oral, between Seller and any Employee of Seller other than Transferred Employees, as defined in Section 6.9 hereof and (ii) certain other non-operating assets of Seller (including, without limitation, the Excluded Claims), which are not used in, or relevant to, the Business (collectively the “Excluded Assets”) are specifically excluded from the Purchased Assets and shall be retained by Seller.  The Excluded Assets are listed on Schedule 1.1.2 hereof.

1.1.3           Subject to Section 1.1.4 hereof, at the Closing (as such term is hereinafter defined), Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Purchased Assets to Buyer, and (ii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be requested by Buyer in order to carry out the intentions and purposes hereof, which shall include one or more deeds of sale substantially similar to the form of deed of sale attached hereto as Exhibit B (the “Deeds”) conveying the Owned Real Property to Buyer.

1.1.4           Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Contract if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Contract that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained on or prior to the Closing Date and Buyer waives as of the Closing Date the condition that such consent or approval be obtained, each of Seller and the Shareholders shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date, provided that Seller and the Shareholders shall assume no liability whatsoever if any such consent cannot be obtained. Nothing in this Section 1.1.4 shall be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Contracts it has requested be assigned to it nor shall this Section 1.1.4 be deemed to constitute an agreement to exclude any Contracts from the terms of this Agreement.

1.2           Assumption of Specified Liabilities.  Upon the terms and subject to the conditions set forth herein, subject however to Sections 1.1.4, 1.3 and 1.4.2 hereof, Buyer shall, at Closing, assume, and covenant and agree to pay, perform and discharge when due, only the following liabilities and obligations of Seller (the “Assumed Liabilities”) listed on Schedule 1.2A hereof:

(i)           liabilities for accounts payable and accrued salary, wages, overtime pay, bonuses, commissions, vacation pay, medical pay, holiday pay, benefit claims and other compensation associated with the operation of the Business and reflected on the Closing Balance Sheet (as defined in Section 2.2.1);

(ii)           those liabilities or obligations of Seller accruing after the Closing Date under the terms of a Contract or other obligation which is listed on Schedule 1.2B hereof; and

(iii)           all other obligations and liabilities expressly assumed under this Agreement.

Subject to Sections 1.1.4, 1.3 and 1.4.2 hereof, at the Closing, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement assuming the Assumed Liabilities.

1.3           Non-Assumption of Certain Liabilities.  Notwithstanding any other provision of this Agreement, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any liabilities or obligations of Seller of any kind, nature or description whatsoever, except as expressly provided in this Section 1.3 or in Sections 1.2 and 1.4.1 hereof (the “Excluded Liabilities”).  Anything in Sections 1.2 or 1.4.1 hereof or elsewhere herein to the contrary notwithstanding and without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any of the following Excluded Liabilities:

(i)           any and all liabilities or obligations of Seller in respect of (x) any Taxes (as such term is hereinafter defined) attributable to periods or events prior to or ending or occurring on the Closing Date, or (y) any Taxes, legal, accounting, brokerage, finder’s fees, or other expenses of whatsoever kind or nature incurred by Seller or any partner, affiliate, director, employee or officer of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(ii)           any and all liabilities or obligations of Seller arising out of any litigation, action, suit or proceeding based upon an event occurring, a condition existing (other than any Environmental Condition (as such term is hereinafter defined)) or a claim arising (x) on or prior to the Closing Date (including, without limitation, the litigation, actions, suits, proceedings and claims listed on Schedule 3.15 hereof), or (y) after the Closing Date in the case of claims, litigation, actions, suits or proceedings in respect of products sold or services provided by Seller on or prior to the Closing Date and attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(iii)           all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date; or

(iv)           all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which are shipped by Buyer after the Closing Date; or

(v)           any and all liabilities or obligations of Seller under any of the Contracts assigned to Buyer hereunder based upon an event occurring, a condition existing or a claim arising (x) on or prior to the Closing Date, or (y) after the Closing Date in the case of liabilities or obligations thereunder attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(vi)           any and all liabilities or obligations of Seller arising out of or related to this Agreement;

(vii)           [Intentionally left blank]

(viii)           except for the indebtedness specifically described above in Section 1.2(iii), (a) all obligations of the Seller for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Seller evidenced by bonds, debentures, notes or similar instruments, including, without limitation, any industrial revenue bonds, (c) all obligations of the Seller upon which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business), (d) all obligations of the Seller under conditional sale or other title retention agreements relating to property acquired by the Seller, unless same relates to obligations of Contracts assumed by Buyer, (e) all obligations of the Seller in respect of the deferred purchase price of property or services (excluding current accounts payable in the ordinary course of business), unless same relates to obligations of Contracts assumed by Buyer, (f) all other indebtedness of the types described herein of other persons or entities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Seller, whether or not such indebtedness secured thereby has been assumed, (g) all guarantees by the Seller of the indebtedness of any other person or entity, (h) all capital lease obligations of the Seller, unless same relates to obligations of Contracts assumed by Buyer, (i) all obligations, contingent or otherwise, of the Seller as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of the Seller, in respect of bankers’ acceptances and (k) all of the Seller’s and the Shareholders’ costs and expenses, including legal and accounting fees, relating to or incurred in connection with, the transaction contemplated by this Agreement (collectively, the items described in clauses (a) through (k), the “Seller’s Indebtedness”). The Seller’s Indebtedness shall include the indebtedness of any other entity (including any partnership in which the Seller is a general partner) to the extent the Seller is liable or could be liable therefor as a result of the Seller’s ownership in, or other relationship with, such other entity; and

(ix)           any and all liabilities or obligations of Seller occurring prior to or after the Closing Date with respect to any Contract, including, without limitation, any Contract pursuant to which any counterparty to such Contract is related to Seller in any way whatsoever, except for any such Contract that is assumed by Buyer and set forth on Schedule 1.2B.

(x)           all liabilities and obligations of the Seller described in Section 1.4.1 hereof; and

(xi)           all liabilities and obligations arising out of the Employment Contracts, with the exception of any liability expressly assumed by the Buyer under this Agreement in respect of any Transferred Employee, as hereinafter defined.

As used herein, the term “Environmental Condition” shall mean any presence or Release (as such term is hereinafter defined) or threat of Release into the environment of a Hazardous Material (as such term is hereinafter defined), or any condition, fact or circumstance, known or unknown, existing or occurring, at or on any real property or premises (1) owned, leased, used or occupied by Seller on or prior to the Closing Date, or (2) to which Hazardous Material has been sent or arranged for shipment by Seller on or prior to the Closing Date.

As used herein, the term “Environmental Laws” shall mean all applicable laws, rules, regulations, by-laws, orders, decrees, judgments, constitutions, treaties, and all policies, practices and guidelines of any Governmental Entity (whether international, federal, provincial or local) relating to pollution or to the protection of public safety, public health, public welfare, industrial hygiene, or the environment (including, without limitation, ambient air, surface water, groundwater, sediment, soil, land surface or subsurface strata and all sewer systems), and all Licenses and Permits (as defined at Section 3.13) issued or required to be issued pursuant to Environmental Laws, including without limitation (i) those laws and regulations relating to the Release or threatened Release of Hazardous Materials and to the manufacture, generation, management, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) duties or requirements arising out of common law or civil responsibility for acts or omissions pertaining to the environment, and (iii) judicial and administrative interpretations thereof.

As used herein, the term “Governmental Entity” means any (i)  international, multinational, national, federal, provincial, state, county, municipal, local or other governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, board, bureau, agency, commissioner, tribunal, ministry or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange, and (iv) any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above.

As used herein, the term “Hazardous Material” shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous or a contaminant or pollutant pursuant to any Environmental Law (including, without limitation, substances defined as contaminant in the Environment Quality Act (Québec) or in the regulations adopted and publications promulgated pursuant to that act), and (ii) any asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, petroleum, petroleum products, oil or solid waste (whether or not regulated under any Environmental Law).

As used herein, the term “Release” has the meaning prescribed in any Environmental Law and includes emitting, depositing, leaking, spilling, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating, seeping, placing or introducing, whether intentionally or accidentally.

As used herein, the terms “Tax” or “Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, deductions at source, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any  period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

1.4           Employee Liability

1.4.1           Without limiting Seller’s obligations in respect of individuals, unionized or non-unionized, employed in the Business prior to the Closing Date and listed on Schedule 3.17 hereof (the “Employees”), Seller shall be responsible for:

(i) all liabilities for salary, wages, overtime pay, bonuses, commissions, vacation pay, medical pay, holiday pay, benefit claims and other compensation relating to employment of all individuals in the Business (and applicable deductions at source for Taxes and payroll Taxes arising therefrom), as well as all liabilities for contributions due under the Assumed Employee Plans, as hereinafter defined, in connection with the period prior to the Closing Date and all accrued statutory vacation pay for the Transferred Employees, in each case to the extent the foregoing are not reflected in the Closing Balance Sheet, and all liabilities under or in respect of all Employee Plans that are not Assumed Employee Plans (as such term is hereinafter defined in Section 6.9A);

(ii)           all Severance Costs (as such term is defined below), damages for wrongful dismissal and all related costs in respect of the termination by Seller of the employment of any Employee who does not become a Transferred Employee, as defined in Section 6.9 hereof, including any amounts that are owed to each of Joseph Mancuso, John Mancuso, Jr. and John Mancuso as a result of their resignation from their employment with Seller effective on the Closing Date;

(iii)           all liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment in the Business prior to the Closing Date; and

(iv)           all employment and labour-related claims, penalties and assessments in respect of the Business, including but not limited to proceedings before any labour relations board (including the Quebec Labour Relations Board), arising out of matters, including, but not limited to, the employer’s obligations under any applicable collective agreement, which occurred prior to the Closing Date.

As used in this Agreement, the term "Severance Costs" shall mean all  notice, pay in lieu of notice, termination pay, severance pay, long-term service payments and all other amounts, damages or indemnities that are owed to the Employees as a result of the termination of their employment, pursuant to any agreements, policies and to all applicable laws.

1.4.2           Without limiting Buyer’s obligations in respect of the Transferred Employees, as hereinafter defined, on and after the Closing Date Buyer shall be responsible for:

(i)  all liabilities for salary, wages, bonuses commissions, vacation pay, and other compensation relating to employment of all Transferred Employees in connection with the period on and after the Closing Date or such later date on which a Transferred Employee commences active employment with Buyer;

(ii)           all Severance Costs, damages for wrongful dismissal and all related costs in respect of the termination by Buyer after the Closing Date of the employment of any Transferred Employees in the Business;

(iii)           all liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment of the Transferred Employees with Buyer on and after the Closing Date; and

(iv)           all employment and labour-related claims, penalties and assessments in respect of the Business, including but not limited to proceedings before any labour relations board (including the Quebec Labour Relations Board), arising out of matters which occur on or after the Closing Date.

1.5           No Expansion of Third-Party Rights. The assumption by Buyer of any liabilities of Seller hereunder shall in no way expand the rights or remedies of any third party against Buyer as compared to the rights and remedies that such third party would have had against Seller had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of such liabilities shall not create any third-party beneficiary rights.

2.           Closing Consideration; Adjustment; Allocation of Consideration; Schedules.

2.1           Closing Consideration.  The total consideration for the Purchased Assets shall consist of the following:

2.1.1  At the Closing, Buyer shall pay to Seller an amount equal to $29,500,000 less (i) the Deposit (as defined in Section 2.1.2) and (ii) the $250,000 delivered by Buyer to Stikeman Elliot LLP (“Stikeman”) pursuant to that certain Deposit Escrow Agreement, dated as of October 27, 2011, by and among Buyer, Seller and Stikeman (such amount, as so reduced, the “Initial Payment”).  The Initial Payment shall be made by wire transfer to an account or accounts designated by Seller by written notice to Buyer given at least two (2) Business Days (as defined below) prior to the Closing Date.

2.1.2  (a)  At the Closing, Buyer also shall deposit $3,000,000 (such amount, the “Deposit”) with Equity Financial Trust Company, as escrow agent (the “Escrow Agent”), which amount shall be held and disposed of pursuant to the terms of this Agreement and an escrow agreement by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”). $1,000,000 of the Escrow Fund (the “Initial Release Amount”) will be released to Seller on the date that 80% of all indebtedness represented by the accounts and notes receivable of Seller as of the Closing Date that are included in the Purchased Assets (net of any allowance for doubtful accounts on the Interim Financial Statements) (the “Accounts Receivable”) has been collected; provided, however, that, in the event that the amount of the Accounts Receivable exceeds $2,210,675, the Initial Release Amount released to Seller shall be reduced by an amount equal to 20% of such excess. $500,000 of the Escrow Fund will be released to Seller on the earlier of (i) the date that all indebtedness represented by the Accounts Receivable have been collected or (ii) the date that Seller and the Shareholders have made payment to Buyer of the cash amount described in Section 6.10.  The remaining Escrow Fund will be released to Seller on the second anniversary of the Closing Date, and the Escrow Agreement shall thereupon terminate. The calculation of any portion of the Escrow Fund to be released will be made after giving effect to any additional payments in satisfaction of Seller’s and the Shareholders’ representations, warranties, covenants and obligations under this Agreement, if any.

Notwithstanding the foregoing, to the extent a dispute exists as to a claim or claims on any date on which a portion of the Escrow Fund is otherwise to be released pursuant to this Section 2.1.2, an amount equal to the amount of such claim or claims will be withheld from such remaining Escrow Fund and will continue to be held in accordance with the provisions of this Agreement and the Escrow Agreement until such claim or claims have been fully resolved.  Subject to the immediately preceding sentence, Buyer and Seller each agree to execute and deliver to the Escrow Agent joint written instructions in the form attached as Exhibit A to the Escrow Agreement directing the Escrow Agent to release funds from the Escrow Fund in order to give effect to this Section 2.1.2.  Seller’s obligations under this Agreement shall not be affected by any termination of the Escrow Agreement.  As used herein, the term “Escrow Fund” shall mean the Deposit delivered as provided above, together with all interest and other income earned thereon.  Notwithstanding anything to the contrary contained in the Escrow Agreement, as among Seller, the Shareholders and Buyer, the fees, costs and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Buyer.

(b)  For United States and Canadian federal income tax purposes (and any relevant state, local or provincial income, franchise or sales and use taxes purposes), Seller and Buyer shall (x) treat all amounts deposited into the Escrow Fund as the property of Seller on the date such amounts are deposited into the Escrow Fund and (y) Seller shall report and pay any Taxes due and payable on any income earned on or with respect to the funds deposited in the Escrow Fund.

2.2           Adjustment.

2.2.1  Within ten (10) business days after the Closing Date, Seller shall deliver to Buyer an internally prepared balance sheet for Seller as of the Closing Date (the “Closing Balance Sheet”), prepared in a manner consistent with, and using the same methodologies used in the preparation of, the Financial Statements (as defined in Section 3.4.1 below). Buyer shall have sixty (60) days (the “Verification Period”) to have the Closing Balance Sheet verified by its accounting firm, BDO Canada, LLP (“BDO”), in a manner consistent with, and using the same methodologies used in the preparation of, the Financial Statements. During the Verification Period, Seller shall provide BDO with all required access to conduct such verification.  The fees and expenses payable to BDO with respect to such verification shall be paid by Buyer.

2.2.2  Within fifteen (15) days following the expiration of the Verification Period (the “Notification Delay”), Buyer shall notify Seller in writing whether or not Buyer accepts the Closing Balance Sheet.  If Buyer accepts the Closing Balance Sheet, the Closing Balance Sheet shall become final and binding on all parties.

2.2.3  If Buyer in good faith objects to any item set forth on the Closing Balance Sheet, Buyer shall give Seller written notice thereof within the

Notification Delay, specifying in reasonable detail the nature and extent of such disagreement.  If such notice of objection is not received by Seller within the Notification Delay, it shall be deemed that Buyer has accepted the Closing Balance Sheet with respect to all items set forth therein and the Closing Balance Sheet shall become final and binding on all parties.  If the Buyer and Seller cannot agree to resolve any disputed items within fifteen (15) days from Seller’s receipt of Buyer’s notice of objection, such disputed items shall be determined by a nationally recognized accounting firm selected by the parties (the “Accountant”).  The engagement of and the determination by Accountant shall be completed within thirty (30) days after such assignment is given to Accountant and shall be final and binding and shall be nonappealable by Seller and Buyer.  The fees and expenses payable to Accountant in connection with such determination will be borne 50% by Seller and the Shareholders (solidarily) and 50% by Buyer, unless the determination of Accountant with respect to the disputed amounts results in a payment by one party (Seller and the Shareholders being deemed to collectively be one party for purpose of this sentence) of an amount which exceeds by more than $5,000.00 the amount such party shall have last claimed it owes hereunder, in which case the fees and expenses payable to Accountant shall be paid by such party.  In the event that the fees and expenses payable to Accountant are borne by Seller and the Shareholders, such fees and expenses shall be borne solidarily.

2.2.4  Within three (3) Business Days (as defined below) after the date that the Closing Balance Sheet become final and binding in accordance with Section 2.2.2 or 2.2.3, as the case may be, either (i) Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) the amount by which the Net Purchased Assets Value (as defined below) is more than $8,286,427 (the “Target Value”) (as such Target Value is contained in Exhibit A to that certain letter to Seller from AZZ incorporated, an affiliate of Buyer, dated as of September 16, 2011 (the “Letter of Intent”)) or (ii) Buyer shall be entitled to receive first from the Escrow Fund a portion of the Deposit equal to the amount by which the Net Purchased Assets Value is less than the Target Value (the “Buyer Owed Amount”), and Buyer and Seller shall promptly execute and deliver a joint instruction letter to the Escrow Agent to such effect; provided, however, if the Buyer Owed Amount exceeds the amount of the Deposit remaining at that time (the “Excess Buyer Owed Balance”), Seller shall pay to Buyer in cash (by means of federal funds wire or interbank transfer in immediately available funds) the Excess Buyer Owed Balance.  As used in this Agreement, the term “Net Purchased Assets Value” shall mean an amount equal to the amount of total assets shown in the Closing Balance Sheet minus the amount of total liabilities shown in the Closing Balance Sheet (excluding any liability reflected therein which is not part of the Assumed Liabilities).  As used in this Agreement, the term “Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any day on which banks in Montreal, Quebec or in Fort Worth, Texas generally are not open to the general public for the purpose of conducting commercial banking business.

2.3                The Closing.  Subject to Section 8 below, the execution of the other documents contemplated herein and the closing of the purchase and sale of the Purchased Assets provided herein (the “Closing”) shall take place electronically via email and/or facsimile, at 11:00 a.m. Central Standard Time on January 31, 2012 or on such other date as the parties mutually agree (such date and time of Closing being herein referred to collectively as the “Closing Date”), provided that if the parties mutually agree to a physical closing then the Closing shall occur on the Closing Date at a place to be mutually agreed to by the parties. Unless agreed otherwise by the parties, the Closing shall be deemed to have occurred as of 2:30 a.m. on February 1, 2012.

2.4           Schedules.  At least three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with final versions of the Schedules hereof (other than the schedule described in Section 6.7 below, which shall be provided by Buyer as described in such Section).

3.           Representations and Warranties of Seller and the Shareholders. Seller and the Shareholders solidarily (within the meaning of the Civil Code of Québec) represent and warrant to Buyer as follows:

3.1           Existence; Good Standing; Corporate Authority; Compliance With Law.  Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority to own and operate its properties and carry on its business as now conducted; (iii) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a party or is subject; (iv) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (v) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted, provided that, without limiting the generality of Section 3.20 below, the representations and warranties set forth in the immediately preceding clauses (iv) and (v) shall not include any such matters with respect to Environmental Laws and Environmental Conditions.

3.2           Authorization, Validity and Effect of Agreements.

3.2.1  The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the board of directors of Seller and by the Shareholders, and no other corporate proceedings on the part of Seller or the Shareholders are necessary to authorize this Agreement and the transactions contemplated hereby.

3.2.2  This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller and the

Shareholders enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

3.2.3  The execution and delivery of this Agreement by each of Seller and the Shareholders does not, and the consummation of the transactions contemplated hereby by each of Seller and the Shareholders will not (i) except as set forth on Schedule 3.2 hereof, require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under any Seller Indebtedness, or result in the creation or imposition of any Encumbrance (as such term is hereinafter defined) upon any part of the property of Seller or the Shareholders pursuant to any provision of, any Seller Indebtedness, order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease (including, without limitation, any capital or operating lease), license, lien, or other agreement or instrument to which Seller or any of the Shareholders is a party or by which any of them is bound; or (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Seller as amended to the date hereof.  As used herein, the term “Encumbrance” means any security interest, pledge, mortgage, hypothec, prior claim, lien (including without limitation, environmental and tax liens), charge, servitude, easement, encroachment, defect in title, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership or any other encumbrance of any kind or nature whatsoever whether imposed by contract, law, equity or otherwise, in each case except to the extent that such have been created in connection with, or that such arise out of, the Assumed Liabilities.

3.3           Ownership of Capital of Seller.

3.3.1  The Shareholders are the record and beneficial owner of the issued and outstanding shares of Seller set forth on Schedule 3.3, constituting all of the issued and outstanding capital of Seller.

3.3.2  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital of Seller or obligating Seller or any of the Shareholders to issue or sell any shares, unissued shares or other securities of, or any other interest in, Seller.

3.4           Financial Statements.

3.4.1  Seller has furnished to Buyer (i) a balance sheet of Seller as of January 31, 2011 (the “Balance Sheet Date”), (ii) a statement of operations of Seller for the year ended on the Balance Sheet Date and (iii) a balance sheet of Seller as of July 31, 2011 that was attached as Exhibit A to the Letter of Intent; copies of which are attached hereto as Exhibit C.  The financial statements referred to in (i) through (iii) above are herein collectively referred to as the “Financial Statements”. For the avoidance of doubt, the term “Financial Statements” includes the Review Engagement Report issued by Saccomani & Lanctôt Inc. dated as of March 30, 2011.

3.4.2  The Financial Statements fully and fairly set forth, in all material respects, the financial condition of Seller as of the dates indicated and the results of its operations for the periods indicated.

3.4.3  Other than the Assumed Liabilities, there are no liabilities or obligations of any nature whatsoever known to Seller, whether due, to become due, direct, indirect, absolute, contingent or otherwise and whether or not required to be accrued on the Financial Statements, and no matter, fact, circumstance or event has occurred which will give rise to any liability or obligation, in respect of which Buyer may become liable on or after consummation of the transactions contemplated by this Agreement.

3.5           Absence of Certain Changes or Events.  Since the Balance Sheet Date, to the best of Seller’s knowledge there has not been: (i) any material adverse change in the business, operations, properties or condition (financial or other) of Seller, and no factor or condition exists and no event has occurred that would be likely to result in any such change, (ii) any material loss, damage or other casualty to the Purchased Assets (other than any for which insurance awards have been received or guaranteed), or (iii) any loss of the employment, services or benefits of any key employee of the Business.  Since the Balance Sheet Date, Seller has operated its Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice, (ii) incurred or failed to discharge or satisfy any Encumbrance other than Encumbrances arising in the ordinary course of business consistent with past practice, (iii) sold or transferred any of the assets of the Business, other than in the ordinary course of business consistent with past practice, or waived any rights material to the operations of its business, (iv) defaulted on any material obligation, (v) entered into any transaction material to its Business, or materially amended or terminated any arrangement material to its Business or relating to its Business, except in the ordinary course of business consistent with past practice, (vi) settled, released or forgiven any claim or litigation or waived any right thereto, (vii) any bonus or profit sharing distribution or similar payment of any kind to any individual in connection with the Business or entered into any termination, notice, pay in lieu of notice, long-term service payments, severance or change of control agreement with any individual, (viii) any increase in the compensation paid or payable to Seller’s employees

(including any improvements to notice, pay in lieu of notice, change of control, severance or termination pay) or change to the benefits to which current or former employees are entitled, or (ix) entered into any agreement or made any commitment to do any of the foregoing, in each case except as described in Schedule 3.5 hereof.

3.6           Taxes.

(i)           All Taxes that were, are or may become payable by or due from the Sellor in respect of the Business have been fully paid or shall be paid within the prescribed delays. Other than a pending audit by a Governmental Entity with respect to Goods and Services Tax and Quebec Sales Tax for the years 2007 to 2011, there are no claims, actions, suits or proceedings (or, to the knowledge of the Seller, any investigation) pending against the Seller relating to Taxes of the Business and the Seller knows of no valid basis for any such claim, action, suit, proceeding, investigation or discussion.  The Seller has withheld and collected all amounts required by applicable law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity within the time prescribed under applicable law.

(ii)           There are no liens or security interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

(iii)           Seller and Buyer will use their best efforts to minimize any Taxes payable under the Excise Tax Act (Canada) and under an Act respecting the Québec sales tax in respect of the closing by making such elections and taking such steps as may be provided for under these Acts (including, for greater certainty, making a joint election in a timely manner under section 167 of Excise Tax Act and under section 75 of an Act respecting the Québec sales tax) as may reasonably be requested by the Buyer in connection with the closing.  Notwithstanding the foregoing, Buyer shall be liable for and shall pay all retail sales taxes, goods and services taxes and all other transfer taxes, duties or other like charges (including any and all related interest and penalties) payable upon or in connection with the sale of the Purchased Assets, excluding any income taxes which may be incurred by the Seller.

(iv)           Seller and Buyer shall, with respect to any accounts receivable acquired by Buyer pursuant to this Agreement, jointly execute and file such election in the prescribed form and within the prescribed time under section 22 of the Income Tax Act (Canada), and any equivalent provision under applicable provincial tax legislation.

(v)           Seller is a registrant for purposes of any taxes imposed under Part IX of the Excise Tax Act (Canada) and Chapter VIII of an Act respecting the Québec sales tax and its registration numbers are as follows: Federal: 888 574 282 and Québec: 1020235787.

3.7           Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property owned, leased (including, without limitation, any such property leased pursuant to a capital or operating lease) or used by Seller in its Business are reasonably sufficient and adequate to carry on its Business as presently conducted and, except as provided in Schedule 3.7 attached hereto, are, as of the Closing Date, in good operating condition and are suitable for the purposes for which they are used, normal “wear and tear” excepted.

3.8           Accounts Receivable.  All trade accounts, notes and other receivables of the Business reflected in the Balance Sheet and all trade accounts, notes and other receivables of the Business included in the Purchased Assets or arising between the Balance Sheet Date and the date hereof have arisen in the ordinary course of business and represent bona fide, undisputed indebtedness (subject to no counterclaim, right of setoff or warranty claim, or to the extent subject to any counterclaim, right of setoff or warranty claim, are net of appropriate reserves therefor properly reflected in the Balance Sheet) incurred by the applicable account debtor for goods held subject to delivery instructions or heretofore shipped or delivered pursuant to a contract of sale or for services heretofore performed by Seller.

3.9           Inventory.  The inventories of the Business acquired by Seller between the Balance Sheet Date and the date hereof are carried in a manner consistent with the methodologies used to prepare the Financial Statements.

3.10           Real Property.

(i)           Schedule 3.10(i) attached hereto contains a complete and accurate description, including the address, of the Owned Real Property. The Owned Real Property is the only real property owned by Seller and used in the operation of the Business.

(ii)           The Owned Real Property is insured against casualty on a full replacement cost basis by one or more insurance policies maintained by Seller.  No other Person has any ownership right in the Owned Real Property, or the right to purchase any portion of the Owned Real Property.  Seller made available to Buyer complete and accurate copies of all title policies, surveys, plans, material correspondence, environmental reports or letters and other material documents in Sellers’s possession with respect to the Owned Real Property.

(iii)           Seller does not have a leasehold or subleasehold interest, whether written or oral, in any real or immovable property, including any claims, recorded or unrecorded occupancy rights in the same or options to lease or occupy the same.

(iv)           Notwithstanding anything contained herein to the contrary, including the provisions of Section 3.20, any representation or warranty given by Seller herein with respect to the physical state and Environmental Condition of the Owned Real Property, including the land, soil and subsoil and the building erected thereon, shall be limited to those matters known by the Seller, and, except for such representations and warranties as so limited, Buyer hereby acknowledges that it is purchasing the Owned Real Property “as is, where is”, at its risks and relying solely on its own verifications and inspections. For greater certainty, it is agreed that neither the Seller nor the Shareholders shall assume any liability to any Buyer Indemnity (as defined in Section 5.2 below) whatsoever with respect to the Environmental Condition of the Owned Real Property and the physical state of the building erected thereon, unless it can be established that the Seller or the Shareholders had actual knowledge of any material fact or condition relating thereto which is not disclosed herein.

3.11           Business Property Rights.

3.11.1  Schedule 3.11 hereof sets forth (i) all computer software and trade names which are used in connection with the Business, and (ii) all licenses granted by or to Seller and all other agreements to which Seller is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of Seller which are used or held for use in connection with the Business.  Seller does not own any trademark, service mark, patent or copyrights and has no pending application with respect to same.

3.11.2  The property referred to in Section 3.11.1 hereof, together with (i) all designs, methods, inventions (whether patentable or not), trade secrets and know-how, related thereto and (ii) all trademarks, trade names, service marks, and copyrights, if any, claimed or used by Seller which have not been registered (collectively, “Business Property Rights”), constitute all such proprietary rights owned or held by Seller, or that the Seller otherwise has the right to use, that is used, held for use, desirable for use or necessary for use in the conduct of the Seller’s Business.

3.11.3  Seller owns or has valid rights to use all such Business Property Rights without conflict with the rights of others, and all such Business Property Rights owned by Seller are owned free and clear of all Encumbrances.  Except as set forth in Schedule 3.15 hereof, no person or entity has made or, to the best of Seller’s knowledge, threatened to make any claims that Seller is in violation of or infringes any other proprietary or trade rights of any third party.  The Business Property Rights have not been adjudged invalid or unenforceable, and to the best of Seller’s knowledge, there are no existing facts or circumstances that could render invalid or unenforceable, or adversely affect, such Business Property Rights.  To the best of Seller’s knowledge, no third party is in violation of or is infringing upon any Business Property Rights.

3.12           Title to Property; Encumbrances; Sufficiency of Purchased Assets.  Seller has good, valid and marketable fee simple title to, or absolute ownership of, the Owned Real Property and good, valid and marketable title to all of the other the properties and assets shown on the Interim Financial Statements or thereafter acquired, including the other Purchased Assets (except for (i) inventory subsequently sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (ii) accounts receivable subsequently collected in the ordinary course of business consistent with past practice and (iii) immaterial amounts of inventory, machinery and equipment that have been determined to be obsolete or otherwise not necessary and have been disposed of in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances except for any Encumbrance reflected in Schedule 3.12 hereof.  No part of Seller’s Business is operated by Seller through any person or entity other than Seller.  The Purchased Assets comprise all assets and services required for the continued conduct of the Business as now being conducted.  To the best of Seller’s knowledge, there are no facts or conditions affecting the Purchased Assets which could, in the aggregate, materially interfere with the use or operation thereof as currently used or operated, or their adequacy for such use.

3.13           Licenses and Permits.  Schedule 3.13 hereof sets forth a true and complete list of all of Seller’s licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent) issued or granted to it with respect to the Business by the government of Canada or of any province, city, municipality or town thereof, or of any foreign jurisdiction, or any department, agency, board, division, subdivision, audit group or procuring office, commission, bureau or instrumentality of any of the foregoing (the “Licenses and Permits”), and all pending applications therefor.  Except as set forth on Schedule 3.13, each of Seller’s Licenses and Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the best of Seller’s knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The zoning for Owned Real Property permits, in all material respects, the presently existing Owned Real Property and the Business as a conforming use. None of the Owned Real Property thereon, or the condition or use thereof, contravenes or violates, any building, zoning, fire safety, seismic, design, conservation, parking, architectural barriers to the handicapped, occupational safety and health, or other applicable law, or any restrictive covenant (whether or not permitted on the basis of prior nonconforming use, waiver, or variance), which contravention or violation would reasonably be expected to materially and adversely affect such parcel of Owned Real Property or the use thereof for its intended purposes.

3.14           Compliance with Law.  The operations of Seller’s business are being and have always been conducted, in all material respects, in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over Seller and its assets, properties and operations. Neither Seller nor any of the Shareholders has received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the  Business or the Purchased Assets.

3.15           Litigation.  Except as set forth in Schedule 3.15 hereof, there are no claims, actions, suits, proceedings, orders, complaints, grievances or investigations pending or, to the best of Seller’s knowledge, threatened before any federal, provincial or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought against Seller or any of its officers, directors, employees, or agents involving, affecting or relating to any of the Purchased Assets or the transactions contemplated by this Agreement, nor, to the best of Seller’s knowledge, does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute, order, complaint, grievance or investigation.  Neither Seller, any of the Shareholders nor any of the Purchased Assets is subject to any order, audit, writ, judgment, award, injunction or decree of any federal, provincial or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects or might affect the Purchased Assets, or that would or might interfere with the transactions contemplated by this Agreement.

3.16           Contracts.  Schedule 3.16 hereof sets forth a true and complete list of all Contracts, including but not limited to:  (i) leases (including, without limitation, capital and operating leases), licenses, permits, insurance policies and other arrangements concerning or relating to machinery, equipment or real estate; (ii) employment, consulting, collective bargaining or other related documents or similar arrangements relating to or for the benefit of current employees, agents, and independent contractors or consultants; (iii) agreements and instruments relating to the borrowing of money or obtaining of or extension of credit; (iv) brokerage or finder’s agreements; (v) contracts involving a sharing of profits or expenses; (vi) acquisition or divestiture agreements; (vii) service agreements, manufacturer’s representative, or distributorship agreements; (viii) arrangements limiting or restraining Seller from engaging or competing in any lines of business or with any person or entity; (ix) documents granting a power of attorney; (x)  agreements with customers or suppliers; and (xi) any other agreements or arrangements that are material to the Business or the Purchased Assets.

All of the Contracts are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms.  Seller has performed all material obligations required to be performed by it and is entitled to all benefits under the Contracts. Each other party to the Contracts has performed all material obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, the Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.  The Contracts are assignable from Seller to Buyer (and/or Buyer’s affiliates) without payment of penalties or impositions of restrictions or other adverse effects of any kind and the enforceability of the Contracts will not be affected in any manner by the execution, delivery and performance of this Agreement and the assignment of the Contracts pursuant hereto.  Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts.

3.17           Labor Matters.

(i)  Seller is, in all material repects, in compliance with all terms and conditions of employment and all laws respecting employment, including pay equity, wages, hours of work, overtime, human rights, occupational health and safety, workers compensation, termination of employment and French language and there are no outstanding claims, complaints, investigations or orders under any such laws, and to Seller’s knowledge there is no basis for such claim.

(ii)           Seller has not and is not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to Seller’s knowledge, threatened against the Seller.  Seller has not engaged in any lay-off activities within the past three (3) years that would violate or in any way subject Seller to the group termination or lay-off requirements of any applicable law or contract.

(iii)  Except as set forth in Schedule 3.17, no collective agreement is currently being negotiated by Seller or any other person in respect of the Business or the Employees nor is there any contract with any employee association in respect of the Business or the Employees, and the only collective agreements in force with respect to the Employees are the collective agreements and all related documents including letters of understanding, letters of intent and other written communications with bargaining agents for the Employees which impose any obligation on Seller listed in Schedule 3.17 (the “Collective Agreements”), true, correct and complete copies of said Collective Agreements and all documents relating thereto have been provided to Buyer.  To Seller’s knowledge, Seller has not committed any breaches of its obligations under the Collective Agreements, there are no grievances or arbitration proceedings thereunder and there are no written or oral agreements or course of conduct which modify the terms of the Collective Agreements.

(iv)           Except in respect of the Collective Agreements, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to Seller’s knowledge, threatened to apply to be certified as the bargaining agent of the Employees. To Seller’s knowledge, there are no threatened or pending union organizing activities involving any Employees and no such organizing activities have occurred in the last three (3) years.  There is no labour strike, dispute, work slowdown or stoppage pending or involving or, to Seller’s knowledge, threatened against or affecting Seller in respect of the Business and Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labour action by or with respect to the Employees and no such event has occurred within the last five (5) years.

(v)           All amounts due or accrued due for all salary, wages, overtime, bonuses, commissions, vacation with pay, sick paid days, workers compensation, other similar amounts and benefits under the Employee Plans, as hereinafter defined, have either been paid or are accurately reflected in Seller’s Financial Statements.

(vi)           Schedule 3.17 hereof contains a correct and complete list of each Employee and independent contractor/consultant of Seller employed or retained in connection with the Business, whether actively at work or not, showing without names or employee numbers their salaries, wage rates, overtime arrangements, commissions and consulting fees, bonus arrangements, securities, options, insurance benefits, personal benefits, contingent form of remuneration, other benefits, positions, status as full-time or part-time employees, location of employment, their annual vacation entitlement in days, vacation days taken and vacation days remaining, their annual sick days entitlement, sick days taken and sick days remaining, any other paid time off entitlement in days and their accrued and unused days of such paid time off, date of hire and cumulative length of service and any written Employment Contract they have.  In addition, Schedule 3.17 lists any Employee currently on leave and in receipt of disability benefits, applicable workplace safety and insurance legislation benefits, those Employees currently on pregnancy or parental leave or other leave approved by Seller, together with the type of leave and their expected date of return to work if known, and those laid off employees with recall rights, if any, together with the expiry of the recall rights.

(vii)           Except as disclosed in Schedule 3.17 hereof, no Employee has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance.

(viii)           There are no outstanding assessments, reassessment, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Business and Seller has not been reassessed in any material respect under such legislation during the past three (3) years and, to Seller’s knowledge, no audit of the Business is currently being performed pursuant to any applicable workplace safety and insurance legislation.  To the best of Seller’s knowledge, there are no claims or potential claims which may materially adversely affect Seller’s accident cost experience in respect of the Business.

(ix)           Seller has provided to Buyer all orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) relating to the Business together with the minutes of Seller’s joint health and safety committee meetings for the past three (3) years. There are no charges pending under OHSA in respect of the Business.  Seller has complied in all material respects with any orders issued under OHSA in respect of the Business and there are no appeals of any orders under OHSA currently outstanding.

(x)           Seller has furnished Buyer with a complete and accurate list of all its employee manuals, policies, procedures and work related rules affecting employees of Seller (“Employee Policies and Procedures”). Seller has provided Buyer with a copy of all its written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Except to the extent restricted by law, each of the Employee Policies and Procedures can be amended or terminated at will by Seller.

(xi)           Seller has provided Buyer with all written policies, or, in the case of oral policies, has described same on Schedule 3.17, relating to expense reimbursement for Employees whether they are reimbursed on an individual or collective basis.

(xii)           Each independent contractor who is disclosed on Schedule 3.17 and any former independent contractor has been properly classified by Seller as an independent contractor and Seller has not received any notice from any governmental entity disputing such classification.

(xiii)           Except as disclosed on Schedule 3.17, no Employee is employed pursuant to a work permit issued by Canada Immigration and Schedule 3.17 discloses in respect of each Employee who is employed pursuant to a work permit the expiry date of such work permit and whether Seller has made any attempts to renew such work permit.  All Employees habitually carry on their work in the Province of Quebec.

(xiv)           To the knowledge of Seller, no managerial Employee and no group of Employees have any plans to terminate his, her or their employment with Seller prior to the Closing Date or with Buyer on or after the Closing Date.

3.18           Employee Plans.

(i)           Schedule 3.18 lists and describes all employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of the Business maintained, sponsored or funded by Seller, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which Seller may have any liability contingent or otherwise other than benefit plans established pursuant to statute (the “Employee Plans”).

(ii)           Seller has furnished to the Buyer true, correct and complete copies of all the Employee Plans as amended as of the date hereof.

(iii)           No Employee Plan is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada) and none of the Employee Plans provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependants of retired employees.

(iv)           All Employee Plans other than the Multi-Employer Plans (as defined below) have been established, registered, administered, communicated, funded and invested in accordance with all laws. No fact or circumstance exists which could adversely affect the registered status of any such Employee Plan.

(v)           The only obligation of the Seller under the Employee Plans in which the Employees of the Seller participate by virtue of the Collective Agreements (the “Multi-Employer Plans”) is to pay the contribution amounts specified under the Collective Agreements.

(vi)           To the Seller’s knowledge but without any inquiry, all of the Multi-Employer Plans have been established, registered, administered, communicated, funded and invested in accordance with all laws and no fact or circumstance exists which could adversely affect the registered status of any such Multi-Employer Plan.

(vii)           Seller has made all contributions and paid all premiums in respect of each Assumed Employee Plan, as hereinafter defined, in a timely fashion in accordance with the terms of each Assumed Employee Plan, any Collective Agreements and all laws. Seller has paid in full all contributions and premiums to the Assumed Employee Plans, as hereinafter defined, for the period up to the Closing Date even though not otherwise required to be paid until a later date or has made full and adequate disclosure of and provision for such contributions and premiums in the books and records.

(viii)           All employee data necessary to administer the Group Benefits Plan (Policy No. 0115) with La Capitale as service provider in accordance with its terms and conditions and all laws is in possession of Seller and such data is complete, correct, and in a form which is sufficient for its proper administration.

3.19           Insurance.  Schedule 3.19 hereof lists the insurance policies and the aggregate coverage amount and type and generally applicable deductibles of all insurance policies insuring Seller and/or the Purchased Assets or relating to employees of the Business.  All policies and bonds listed in Schedule 3.19 hereof are in full force and effect through the date hereof.

3.20           Environmental.  Except as disclosed in Schedule 3.20 or in the environmental reports listed therein:

(i)           Seller is and has been at all times conducting its Business in material compliance with past and current Environmental Laws and has not used any machinery, equipment or facility in relation to the Business, or permitted them to be used to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process any Hazardous Materials except in compliance with Environmental Laws. Seller has not taken any action with respect to its assets or operations which constituted a violation of Environmental Laws or omitted to take any action necessary to avoid the existence of a violation of Environmental Laws;

(ii)           the Business, the Purchased Assets and, to Seller’s knowledge, the Owned Real Property are, and at all times have been, in compliance with all Environmental Laws;

(iii)           all Licenses and Permits necessary under Environmental Laws to lawfully conduct, operate or occupy the Business, the Purchased Assets and the Owned Real Property in the manner Seller currently conducts, operates or occupies same,  have been obtained, are valid and in full force and effect and listed in Schedule 3.20. The Business has passed all inspections carried out by Government Entities having jurisdiction over environmental matters and has carried out all orders or directives resulting from such inspections;

(iv)           to the Seller’s knowledge, Seller has not emitted, discharged or deposited or caused or permitted to be emitted, discharged or deposited any Hazardous Materials into the natural environment in contravention of Environmental Laws. To the Seller’s knowledge, the Owned Real Property has never had asbestos containing materials, PCBs, lead, radioactive substances or aboveground or underground storage systems, active or abandoned located on, at, in or under it;

(v)           to the Seller’s knowledge, there are no Hazardous Materials located on, at, in or under any of the Owned Real Properties in excess of applicable limits or in violation of Environmental Laws;

(vi)            Seller has not transported, removed or disposed of any waste to a location outside of Canada or to a location that is not duly authorized by the appropriate Governmental Entity to receive such waste;

(vii)            Seller has not received and, to the best of its knowledge, has no basis to expect receipt of (and, to the knowledge of Seller, no Person for whose conduct Seller is or may be held responsible has received or has a basis to expect receipt of) any directive, inquiry, notice, order, warning or other communication from any Governmental Entity or other Persons that relates to any Hazardous Materials, Environmental Condition or any alleged actual or potential violation or failure to comply with any Environmental Laws, or any alleged, actual or potential obligation to undertake or bear the cost of any environmental liabilities;

(viii)           Copies of all material reports and documents relating to environmental matters affecting the Business, the Purchased Assets or the Owned Real Property which are in the possession or under the control of Seller have been provided to Buyer. To the knowledge of Seller, there are no other reports or documents relating to environmental matters affecting the Business, the Purchased Assets or the Owned Real Property which have not been made available to Purchaser; and

(ix)           All references to Environmental Laws made in this Section 3.20 relate to laws and regulations as same are or were in force on or before the date hereof. No representation or warranty is made or given herein as to the fact that the Purchased Assets and the Business shall continue to comply with Environmental Laws as same may be amended from time to time after the date hereof.

3.21           Customers and Suppliers.  Neither Seller nor any of the Shareholders has received notice that, nor does Seller have any knowledge that, any customer of the Business has, will or plans to discontinue doing business with Seller.  Seller does not have any outstanding purchase contracts or commitments or unaccepted purchase orders which are in excess of the normal, ordinary and usual requirements.  Seller has not received payment for any services to be performed after the Closing or any products to be delivered or manufactured after the Closing.  No supplier or subcontractor has reduced its shipments of orders issued by Seller or threatened to discontinue supplying such items or services to Seller on reasonable terms.  Neither Seller nor any of the Shareholders has received notice that, nor does Seller have any knowledge that, any such supplier or subcontractor to Seller has, will or plans to discontinue doing business with Seller on substantially the same terms as are consistent with its past practices.

3.22           No Brokers. Neither Seller nor any related party has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.23           No Other Agreements to Sell the Purchased Assets.  Neither Seller nor any related party has any commitment or legal obligation to any other person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than inventory in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.24           Accuracy of Information.  None of Seller’s or the Shareholders’ representations, warranties or statements contained in this Agreement or in the Schedules and Exhibits hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

3.25           Knowledge.  Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Seller, it shall be deemed to refer to the knowledge of Seller and the Shareholders, in each case after due inquiry.  Each of Seller and the Shareholders confirms that it has made due and diligent inquiry of such persons (including appropriate officers of Seller) as could reasonably be expected to have knowledge as to the matters that are the subject of the representations and warranties contained in this Agreement. Notwithstanding the foregoing, any reference to the “knowledge of Seller” contained in Section 3.20 or to “matters known by the Seller”, as this expression is used in Section 3.10 (iv), shall refer to the actual knowledge of the Seller and the Shareholders, without any inquiry other than environmental reports obtained by Seller and provided to Purchaser, such environmental reports being listed in Schedule 3.20 attached hereto.

3.26           Residence of Seller.  Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.27           Privacy.  Seller is, and has been since October 2006, conducting the Business in compliance with all applicable laws governing privacy and the protection of personal information, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”), other than acts of non-compliance which individually or in the aggregate are not material.  Seller has a written privacy policy which governs the collection, use and disclosure of personal information and Seller is in compliance in all material respects with such policy.  There is no requirement to obtain any consent, approval or waiver of any Person under applicable laws governing privacy and the protection of personal information, including PIPEDA, in connection with the due diligence investigation, negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by it except for the consents, approvals and waivers obtained prior to the date of this Agreement

3.28           Solvency.

(i)           Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(ii)           Immediately after giving effect to the consummation of the transactions contemplated hereby, Seller (i) will be able to pay its liabilities as they become due in the usual course of its business; (ii) will not have unreasonably small capital with which to conduct its present or proposed business; (iii) will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.29           Certain Business Practices. In the conduct of Seller’s business, neither Seller nor any of its officers, directors, employees or agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder Seller (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.  Seller has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, that neither Seller nor any of its officers, directors, employees or agents undertakes any of the activities described in the immediately preceding sentence.

3.30           Competition Act and Investment Canada Act. For the purposes of Section 110(2) of the Competition Act (Canada) (the “Competition Act”), the book value of the Purchased Assets is less than $73 million and the gross annual revenues generated from the Purchased Assets is less than $73 million, all as calculated in accordance with the Competition Act and the regulations thereto.  The Purchased Assets do not constitute and do not form part of a cultural business, within the meaning of the Investment Canada Act (Canada).

4.           Representations and Warranties of Buyer.  Buyer represents and warrants to Seller and the Shareholders as follows:

4.1           Existence; Good Standing; Corporate Authority; Compliance With Law.  Buyer (i) is a corporation duly organized under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business as a corporation under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary; (iii) has all requisite corporate power and authority to own its properties and carry on its business as now conducted; (iv) is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer is a party or is subject; (v) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and (vi) has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

4.2           Authorization, Validity and Effect of Agreements.

4.2.1  The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

4.2.2  This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer (but only with respect to such agreements and documents actually executed by Buyer) enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

4.2.3  The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, hypothec, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, and (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Buyer as amended to the date hereof.

4.2.4  The Buyer is a registrant for the purposes of any Taxes imposed under Part IX of the Excise Tax Act (Canada) and Chapter VIII of an Act respecting the Québec sales tax and its registration numbers are as follows: Federal: 859454696RT0001 and Québec: 1218553709 TQ0001.

5.           Survival of Provisions/Indemnification.

5.1           Survival of Provisions.  All the respective representations, warranties covenants and agreements of each of the parties to this Agreement made herein or in any certificate or other document furnished or to be furnished by the parties pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall be considered to have been relied upon by the other party hereto, as the case may be, shall survive delivery by the parties hereto of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date for a period of twenty-four months, except for the representations and warranties of Seller and the Shareholders contained in Sections 3.6 and 3.20, which shall survive until the expiration of the statute of limitations applicable thereto, the representations and warranties of Seller and the Shareholders contained in Sections 3.1, 3.2, 3.3, 3.5, 3.12 (except for the representations and warranties contained in any sentence of Section 3.12 other than the first sentence) and 3.18, which shall survive indefinitely, and the covenants of Seller and the Shareholders, which (except as specifically provided otherwise therein) shall survive indefinitely.

5.2           Indemnification by Seller and the Shareholders.  Upon the terms and subject to the conditions set forth in Sections 5.4 and 5.5 hereof and this Section 5.2, Seller and the Shareholders solidarily (within the meaning of the Civil Code of Québec), agree to indemnify, defend, protect, save and hold harmless each Buyer Indemnitee (as such term is hereinafter defined) against, and will reimburse each Buyer Indemnitee on demand for, any and all Losses (as such term is hereinafter defined) made or incurred by or asserted against such Buyer Indemnitee, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Seller Indemnifiable Claims”):

(a)  any and all Excluded Liabilities;

(b)  any and all Excluded Assets;

(c)  any inaccuracy, omission, misrepresentation, breach of representation or warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller or the Shareholders contained herein or in any certificate or other instrument furnished or to be furnished by Seller or the Shareholders to Buyer pursuant hereto; or

(d)           any action, failure to take action, event, matter or circumstance with respect to Taxes of Seller, including without limitation, any federal, provincial, state or local tax liens levied on Seller.

As used herein, the term “Losses” shall mean, with respect to any person or party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, claim, suit, cause of action, judgment, cost or expense (including, without limitation, reasonable attorneys’ fees and court costs) of any kind, nature or description.  Each of the representations and warranties that contains any “materiality” (or correlative meaning) qualification shall be deemed to have been given as though there were no such qualification for the purposes of determining the amount of Losses under this Section 5, but not the accuracy of such representations and warranties.

As used herein, the term “Buyer Indemnitee” shall mean Buyer and any entity controlling, controlled by or under common control with Buyer and their respective affiliates and direct and indirect partners (including partners of partners and shareholders and members of partners), members, shareholders, directors, officers, employees, agents and representatives.

As used herein, the term “control,” “controlling,” and “controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

5.3           Indemnification by Buyer.  Upon the terms and subject to the conditions set forth in Section 5.4 hereof and this Section 5.3, Buyer agrees to indemnify, defend, protect, save and hold harmless Seller and the Shareholders against, and will reimburse Seller on demand for, any and all Losses made or incurred by or asserted against Seller, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Buyer Indemnifiable Claims”):

(a)  any Assumed Liability;

(b)  any inaccuracy, omission, misrepresentation, breach of representation or warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained herein or in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant hereto; or

(c)  any event occurring subsequent to the Closing related to the Purchased Assets or Seller other than as a result of or relating to the continuation of a condition or occurrence that existed or took place prior to Closing.

5.4           Conditions of Indemnification.  With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Seller Indemnifiable Claim or Buyer Indemnifiable Claim (a “Claim”):

(a)  Promptly after the party seeking indemnification (the “Indemnified Party”) first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a “Third Party Claim”), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the party from whom indemnification is sought (the “Indemnifying Party” of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

(b)  The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 5.4(a) hereof unless the Indemnifying Party shall establish that it has been prejudiced thereby.

(c)  If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.  Notwithstanding the immediately preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party’s sole cost and expense, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim.  If the Indemnified Party so elects (for reasons other than the Indemnifying Party’s failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 5.2 or 5.3 hereof with respect to other Third Party Claims, regardless of the outcome of such Third Party Claim.  If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney’s fees incurred by the Indemnified Party in connection with such Third Party Claim.  In any event, Seller and the Buyer Indemnitees shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

5.5           Limitations on Indemnification.  Notwithstanding anything to the contrary contained herein, rights to indemnification under Section 5.2 hereof are subject to the following limitations:

5.5.1  Subject to Section 5.5.3 below, Seller and the Shareholders shall not be liable for Losses in respect of any Seller Indemnifiable Claims made by any Buyer Indemnitee unless the total of all Losses in respect of such Seller Indemnifiable Claims made by the Buyer Indemnitees shall exceed $300,000 in the aggregate (the “Indemnity Threshold”), at which point the Seller and the Shareholders (solidarily) shall be obligated to indemnify all claims by each Buyer Indemnitee for all Losses, including the amount of Indemnity Threshold, but subject to the other limitations established by Section 5.5.2.

5.5.2  Subject to Section 5.5.3 below, the aggregate amount payable by Seller and the Shareholders pursuant to Section 5.2 hereof shall not exceed $14,750,000 (the “Cap”).

5.5.3  Notwithstanding the foregoing, the limitations contained in Sections 5.5.1 and 5.5.2 above shall not apply to any Losses incurred by any Buyer Indemnitee with respect to any Seller Indemnifiable Claims relating to (i) actual fraud on the part of Seller or any of the Shareholders, (ii) an intentional or knowing misrepresentation or intentional or knowing omission by Seller or any of the Shareholders, (iii) a breach of any covenant of Seller or any of the Shareholders contained herein, (iv) a breach of a representation or warranty of Seller or any of the Shareholders contained in Sections 3.1, 3.2, 3.3, 3.4.3, 3.5, 3.6, 3.8, 3.12 (except for the representations and warranties contained in any sentence of Section 3.12 other than the first sentence), 3.15, 3.18, 3.20 or 3.29, or (v) the Excluded Assets or the Excluded Liabilities, and such Buyer Indemnitee shall be entitled to indemnification under Section 5.2 hereof for all such Losses incurred by such Buyer Indemnitee with respect to such Seller Indemnifiable Claim without limitation as to the amount of such Losses.

5.5.4  Notwithstanding anything contained herein:

(i)
no Claim in respect of a breach of any covenant, representation or warranty referred to herein may be made after the expiry of the period in which such covenant, representation or warranty is expressed to survive the closing of the transactions contemplated hereby as set out in Section 5, provided that this limitation shall not apply to any such Claim made prior to the expiry of such period which remains outstanding at such time

(ii)
no Claim can be made by the Indemnified Party with respect to indirect, incidental, punitive and consequential damages, including without limitation loss of income or profits, except to the extent that such damages are sought, alleged, or awarded in any Third Party Claim;

(iii)	the obligation to indemnify shall not apply in the event that alleged Losses are determined by a court of competent jurisdiction to result from the wilful misconduct, bad faith or gross negligence of the Indemnified Party;

(iv)
to the extent that remediation of an alleged violation of any covenant made herein is possible, the Indemnified Party shall grant to the Indemnifying Party ten (10) days to cure such violation, unless such violation is continuing and causes further prejudice to the Indemnified Party;

(v)
the Indemnified Party cannot be indemnified more than once for the same Losses, even though such Losses may result from the violation or more than one representation, warranty of convenant made herein;

(vi)
the liability of any Indemnifying Party for any Claim made by an Indemnified Party shall be reduced to the extent of any insurance proceeds actually received by the Indemnified Party in respect of such Claim;

(vii)
disclosure of any fact or item in any Schedule hereof shall be deemed to constitute a disclosure of such fact or item with respect to every other Section in this Agreement to the extent (and only to the extent) that it is reasonably apparent on its face that such disclosure is applicable with respect to such other Section;

(viii)
nothing in this Agreement shall be construed as limiting or otherwise affecting the duty which any party otherwise has at law, if any, to mitigate the damages suffered by it as a result of a breach by any other party of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto; and

(ix)
the provisions of this Section 5 shall constitute the exclusive remedy of the parties with respect to any matters arising out of, relating to or connected with this Agreement or any agreement, certificate or other document delivered pursuant hereto, the Purchased Assets, the Assumed Liabilities, the Business and the transaction contemplated hereby.  Accordingly, all Claims with respect to such matters shall be governed by the provisions of this Section 5 in accordance with the terms hereof, whether founded in tort, contract or otherwise, it being understood, however, that the provisions hereof shall not prevent an Indemnified Party from seeking injunction, specific performance or other equitable remedies where appropriate.

6.           Other Covenants and Agreements.

6.1  Restrictive Covenants.

6.1.1  Customer Restriction.  Each of Seller and the Shareholders covenants and agrees that it shall not, for a period of five years from and after the Closing Date, directly or indirectly, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer (as such term is hereinafter defined) any product or service similar to that offered by the Business immediately prior to the Closing Date, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with Buyer or any of its subsidiaries or affiliates or in any manner modify or fail to enter into any actual or potential business relationship with Buyer or any of its subsidiaries or affiliates.  As used in this Section 6.1, the term “Customer” means (i) any person or entity for whom Seller provided services relating to the Business on or prior to the Closing Date or to whom Seller provided any Business related product on or prior to the Closing Date; or (ii) any person or entity for whom Buyer or any of its subsidiaries or affiliates provided or provides services relating to the Business after the Closing Date or to whom Buyer or any of its subsidiaries or affiliates provided or provides a Business related product after the Closing Date.

6.1.2  Non-Raid.  Each of Seller and the Shareholders covenants and agrees that it shall not, for a period of five (5) years from and after the Closing Date, directly or indirectly, working alone or in conjunction with one or more other persons or entities, for compensation or not, hire, recruit or otherwise solicit or induce any person or entity who is an employee or Vendor of the Business on the Closing Date or within the six (6) months immediately preceding the Closing Date had been an employee or Vendor of the Business, or who is an employee or Vendor of Buyer or any of its subsidiaries or affiliates after the Closing Date, to terminate their employment with, or otherwise cease or reduce their relationship with, Buyer or any of its subsidiaries or affiliates, as the case may be.  As used in this Section 6.1, the term “Vendor” means (i) any third party selling or licensing a product or service to a Customer or to the Business on or prior to the Closing Date; or (ii) any third party selling or licensing a product or service to a Customer or to Buyer or any of its subsidiaries or affiliates after the Closing Date.

6.1.3  Non-Competition.  Each of Seller and the Shareholders covenants and agrees that it shall not, for a period of five (5) years from and after the Closing Date, directly or indirectly, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit Seller’s or such Shareholder’ name to be used by or engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or other entity or as a shareholder, member, investor, agent, associate or consultant of any person, partnership, corporation, limited liability company or other entity (other than Buyer or a subsidiary or affiliate of Buyer), any business in competition with the Business purchased hereunder in Quebec, New Brunswick, Nova Scotia or Ontario.

6.1.4  Reformation.  If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Sections 6.1.1, 6.1.2 or 6.1.3 hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants.  If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Sections 6.1.1, 6.1.2 or 6.1.3 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

6.1.5  Injunctive Relief.  Each of Seller and the Shareholders acknowledge that a breach of Sections 6.1.1, 6.1.2 or 6.1.3 hereof would cause irreparable damage to Buyer, and in the event of its actual or threatened breach of the provisions of Sections 6.1.1, 6.1.2 or 6.1.3 hereof, Buyer shall be entitled to both temporary and permanent injunctive relief without proof of actual damage or irreparable harm.  Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller and/or the Shareholders.  Each of Seller and the Shareholders acknowledge that the restrictions set forth in Sections 6.1.1, 6.1.2 and 6.1.3 hereof are reasonable in scope and duration, given the nature of the business of Buyer.

6.2           Public Announcements.  Upon execution of this Agreement, Buyer shall be entitled to issue such press releases or make any public statements or reports concerning the Agreement or the transactions contemplated hereby required or advisable under any applicable law or by any governmental authority having jurisdiction over such matters with such content and wording as Buyer shall in its sole discretion deem appropriate; provided, however, that Seller shall have a reasonable opportunity to review any such release.  Neither Seller nor any of the Shareholders shall make any disclosure of the terms of this Agreement that is inconsistent with the public statements of Buyer described in the preceding sentence.

6.3           Execution of Additional Documents.  Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver, without payment, all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out or effectuate the intentions and purposes of this Agreement, and to transfer and vest title to any Purchased Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchased Assets sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

6.4           Costs and Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.5           Transfer Taxes.  Any and all sales, goods and services, harmonized, use, transfer, registration, transfer gains or similar Taxes and fees (including interest and penalties thereon) (“Transfer Taxes”) which result from the transfer of the Purchased Assets or Assumed Liabilities pursuant to this Agreement shall be borne by Buyer.

6.6           Cooperation on Tax Matters; Business Records.  Buyer, Seller and the Shareholders agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to Seller and/or Buyer as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the  prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any Governmental Entity inquiry relating to Tax matters. Buyer has the right to control the investigation, defense and response of any claim by a Governmental Entity, at its costs.

Seller agrees that it will preserve all accounting, business, financial and Tax records and information relating to the Purchased Assets and Seller’s Business in existence on the Closing Date in the custody, possession or control of the Seller for a period of seven years from the Closing Date, or for such longer period as is required by any applicable law, and will permit Buyer or its authorized representatives reasonable access thereto in connection with the affairs of the Buyer (only insofar as such books and records relate to periods prior to the Closing Date), but Seller shall not be responsible or liable to the Buyer for, or as a result of, any accidental loss or destruction of or damage to any such accounting, business, financial and Tax records and information. Notwithstanding the foregoing, Seller shall use its reasonable best efforts to maintain and preserve such records and information for the full period of time described in the immediately preceding sentence.

6.7           Allocation of Total Purchase Price.  Within thirty (30) Business Days after the date that the Closing Balance Sheet become final and binding in accordance with Section 2.2.2 or 2.2.3, Buyer shall furnish Seller with a schedule showing the allocation of the Purchase Price, which allocation shall be mutually agreeable in good faith to Seller and Buyer.  The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation.

6.8           Proration of Property Taxes.  Ad valorem and personal property Taxes and assessments on the Purchased Assets shall be prorated between Buyer and Seller as of the Closing Date.  All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Buyer.  The amount of all such prorations shall be finally settled and paid on the Closing Date based upon the most recent available Tax bill, Tax notice or notification of appraised value.

6.9           Employees. All unionized Employees employed by Seller immediately prior to the Closing Date shall be automatically transferred to Buyer on the Closing Date. From the Closing Date, Buyer shall be bound by the terms and conditions of the collective agreement applicable to the unionized Employees employed by Seller immediately prior to the Closing Date, as a successor employer, except those provisions which are clearly inoperable to Buyer as a successor employer. Prior to the Closing Date, Buyer shall deliver to each said unionized Employees and to the trade union that holds their bargaining rights a letter confirming that effective on the Closing Date and in accordance with applicable Law their employment will be continued by Buyer in accordance with the terms and conditions of the applicable collective agreement. Prior to the Closing Date, Buyer shall deliver a letter to all non-unionized Employees of the Business (other than the Inactive Employees (as hereinafter defined), Joseph Mancuso, John Mancuso, Jr. and John Mancuso) working for the Seller immediately prior to the Closing Date confirming that, in accordance with the law, the terms and conditions of employment of such Employees of the Business will be continued, effective on the Closing Date, on terms substantially equivalent in the aggregate to those existing immediately prior to the Closing Date (except that, in determining any such equivalence, any benefit relating to equity ownership, including stock options which are in effect on or prior to the Closing Date, shall not be taken into account).  As used herein, “Transferred Employees” shall mean all such unionized and non-unionized Employees and the Employees, if any, who, immediately prior to the Closing Date are on medical, disability or other leave of absence, provided that employees on leave shall not be considered Transferred Employees until the date on which each such employee is released by the employee’s physician to return to work and the employee actually returns to work (the “Inactive Employees”). Effective as of the later of the Closing Date and the date on which an employee of the Business becomes a Transferred Employee, Transferred Employees shall cease to participate and accrue benefits under the Employee Plans that are not Assumed Employee Plans, as hereinafter defined. After Closing, Transferred Employees who participated in the Assumed Employee Plans, as hereinafter defined, shall continue such participation. Seller shall, on the Closing Date, pay to each Employee all accrued but unpaid salary, wage, bonus, commissions, overtime pay, vacation benefits, medical pay, holiday pay, benefit claims and similar amounts owing to such Employee, and make all applicable deductions at source for Taxes and payroll Taxes arising therefrom which shall be remitted to the appropriate government entity when due.  Seller shall terminate all Employees who are not Transferred Employees. Seller shall hold Buyer harmless for all Severance Costs associated with the said termination of Employees which are not Transferred Employees.

6.9A  Assumed Employee Plans.  Seller shall assign and Buyer shall assume, effective as of the Closing Date, the following Employee Plans: (i) the Group Benefits Plan (Policy No. 0115) with La Capitale as service provider and (ii) the Multi-Employer Plans (the “Assumed Employee Plans”). Buyer shall assume the Assumed Employee Plans only with respect to the Transferred Employees. Seller shall cause any person other than the Transferred Employees to cease to participate in and accrue benefits under the Assumed Employee Plans. Seller and Buyer shall take, or cause to be taken, all such actions as are necessary or appropriate in order to assign the Assumed Employee Plans to

Buyer in accordance with the terms of this Section. For greater certainty, all Employee Plans that are not Assumed Employee Plans shall not be assumed by Buyer.

6.10  Guaranty of Receivables.  At the Closing, Seller and the Shareholders shall execute and deliver to Buyer a Guaranty in the form attached as Exhibit D hereto (the “Receivables Guaranty”), under the terms of which Seller and the Shareholders shall solidarily (within the meaning of the Civil Code of Quebec) unconditionally guarantee that all indebtedness represented by the Accounts Receivable will be paid by the respective debtors to Buyer.  In the event such net indebtedness is not paid within 180 days after the Closing Date, Seller and the Shareholders shall solidarily (within the meaning of the Civil Code of Quebec), within ten days following receipt from Buyer of notice to such effect (the “Notice”), make payment to Buyer of an amount in cash equal to the difference between such net indebtedness and the amount collected in respect of such Accounts Receivable, whereupon Buyer shall promptly assign or cause to be assigned to Seller or the Shareholders all rights, claims, actions or causes of action which Buyer may have relating to such unpaid receivables. In the event that the Notice is not sent to Seller within 270 days following the Closing Date, Buyer shall be deemed to have collected all indebtedness represented by the Accounts Receivable and Seller and the Shareholders shall be released from any obligation with respect to the Receivables Guaranty and to any other representation or warranty made or given herein with respect to Accounts Receivable, provided that Seller and the Shareholders shall be released from such representations and warranties only to the extent that such are made or given with respect to Accounts Receivable and shall not be released from such representations and warranties to the extent such are made or given with respect to any other matters. Following the Closing Date, Buyer shall send statements to the account debtors or note makers, write letters and make telephone calls seeking payment.  Buyer shall not be obligated to commence a suit to enforce payment of any accounts or notes receivable or undertake any extraordinary collection efforts.

6.11           Conduct of the Business Prior to Closing.  Seller and Shareholders (solidarily) covenant and agree that, from and after the date of this Agreement and until the Closing, except as set forth on Schedule 6.11 or as otherwise specifically consented to or approved by the Buyer in writing:

6.11.1  Full Access.  Seller shall afford to Buyer and its authorized representatives full access during normal business hours to all leased or owned properties, books, records, contracts and documents of Seller and a full opportunity to make such reasonable investigations as Buyer shall desire to make of Seller and the Business, and Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Business as Buyer may reasonably request.

6.11.2  Carry on in Regular Course.  Seller shall, and the Shareholders shall cause Seller to, maintain its personal property in good operating condition, and to carry on its business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

6.11.3  Contracts and Commitments.  Seller shall not, and the Shareholders shall cause Seller not to, enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of Seller.

6.11.4  Purchase and Sale of Capital Assets.  Seller shall not, and the Shareholders shall cause Seller not to, purchase or sell or otherwise dispose of any capital asset with a market value in excess of $15,000, or purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

6.11.5  Insurance.  Seller shall, and the Shareholders shall cause Seller to, maintain with reputable insurance companies, funds or underwriters, adequate insurance (including the insurance described on Schedule 3.19 hereof) of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

6.11.6  Preservation of Organization.  Seller and the Shareholders shall use commercially reasonable efforts to preserve Seller’s business organization intact, to keep available to Buyer the present officers and employees of Seller and to preserve for Buyer the present relationships of Seller’s suppliers and customers and others having business relations with Seller.

6.11.7  No Default.  Neither the Shareholders nor Seller shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of Seller.

6.11.8  Compliance with Laws.  Seller and the Shareholders shall comply in all material respects with all laws, regulations and orders applicable with respect to the Business.

6.11.9  Advice of Certain Change or Loss.  Seller and the Shareholders will promptly advise Buyer in writing of any change or loss described in Section 8.2(v) below.

6.11.10  No Shop.  Seller and the Shareholders shall not, and shall not permit any of their affiliates to, negotiate for, solicit or enter into any agreement with respect to the sale of the Purchased Assets, the Business or any substantial portion of the equity of Seller or any merger or other business combination of Seller, to or with any person other than the Buyer.

6.11.11  Satisfaction of Conditions Precedent.  Without limiting the generality of any other provisions contained in this Section 6, Seller and the Shareholders will use commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in Sections 8.1, 8.2 and 8.3 herein.

6.12           Specific Performance.  The parties hereto agree that Buyer would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed by Seller or the Shareholders in accordance with their specific terms or were otherwise breached by such parties.  Accordingly, Buyer shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Buyer is entitled at law or in equity.

6.13           Right of First Refusal.  In the event that Seller or any of the Shareholders or any of their affiliates (each a “Property Owner”) own any real property that is adjacent to the Owned Real Property (the “Adjacent Property”) and the Property Owner receives an offer from any third party to purchase or otherwise acquire such Adjacent Property, the Property Owner shall provide Buyer with written notice of such offer and the terms thereof.  Buyer shall have thirty (30) days from its receipt of such notice to elect whether or not to purchase such Adjacent Property on terms substantially similar to those offered by such third party.  In the event that Buyer elects to so purchase such Adjacent Property (by providing written notice of its decision thereof), the Property Owner shall sell such Adjacent Property to Buyer under such terms.  In the event that Buyer does not provide written notice of its election to so purchase such Adjacent Property within such thirty (30) day period, the Property Owner shall be free to sell such Adjacent Property to such third party without restriction hereunder, provided that if such sale has not been consummated within ninety (90) days of Buyer’s receipt of such notice, the Property Owner shall provide Buyer with an additional notice that the sale to such third party has not been consummated and Buyer shall have an additional thirty (30) day period to elect to purchase such Adjacent Property on such terms.  Seller and the Shareholders hereby agree not to, and to cause their affiliates not to, sell or otherwise transfer any Adjacent Property to any third party without complying with the provisions of this Section 6.13.  The term “Adjacent Property” includes any real property listed in Schedule 6.13 hereof.

7.           Closing Deliveries.

7.1           Seller’s and Shareholders’ Closing Deliveries.

7.1.1  Seller shall deliver (i) all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those Contracts to be assigned to Buyer pursuant hereto, in form and substance reasonably acceptable to Buyer in its sole discretion, and (ii) a certificate of compliance with respect to Seller issued by Industry Canada.

7.1.2  Seller shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement and such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to transfer the Purchased Assets to Buyer free and clear of all Encumbrances and to carry out the intentions and purposes hereof.

7.1.3           Seller, the Shareholders and the Escrow Agent shall execute and deliver the Escrow Agreement in a form reasonably acceptable to Buyer.

7.1.4  Seller shall deliver to Buyer a certificate, dated the Closing Date, of Seller’s corporate secretary, as applicable, certifying:

(i)  resolutions of its board of directors and the Shareholders approving and adopting this Agreement and all transactions contemplated hereby and authorizing Seller’s execution, delivery and performance of this Agreement and all agreements, documents and transactions contemplated hereby; and

(ii)  the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

7.1.5  Seller shall deliver the approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby.

7.1.6  Seller and the Shareholders shall execute and deliver the Receivables Guaranty.

7.1.7  Each of Joseph Mancuso and John Mancuso, Jr. shall execute and deliver an Employment and Noncompetition Agreement in substantially the form attached hereto as Exhibit E (the “Form of Employment Agreement”).

7.1.8  Seller shall execute and deliver the Deeds.

7.1.9  Seller shall deliver or cause to be delivered to Buyer, in form and substance satisfactory to Buyer, (i) documentation in a form acceptable to Buyer from the workers’ compensation boards in the other jurisdictions in which the Business is carried on, confirming that as at the Closing Date, the relevant boards have no claim against Seller for which Buyer will be or could be liable in respect of any amounts payable pursuant to the relevant workers compensation legislation in respect of the Business, if applicable, and (ii) a resignation by Joseph Mancuso, John Mancuso, Jr. and John Mancuso from their employment with Seller, effective as of the Closing Date, and a release by Joseph Mancuso, John Mancuso, Jr. and John Mancuso of all claims in relation to or arising out of their employment and/or the termination of their employment with Seller.

7.1.10  Seller shall deliver to Buyer all books and records and all files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets or to Seller’s Business, other than those books and records that Seller is legally bound to retain possession of.

7.1.11  At least three (3) Business Days prior to Closing, Seller shall have delivered final versions of the Schedules hereof (other than the schedule described in Section 6.7 above, which shall be furnished by Buyer as described in such Section) acceptable to Buyer at Buyer’s sole and absolute discretion.

7.2           Buyer’s Closing Deliveries.

7.2.1  Buyer shall deliver (i) the Initial Payment to Seller in accordance with Section 2.1 hereof and (ii) the Deposit to the Escrow Agent.

7.2.2  Buyer shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement.

7.2.3  Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement in a form reasonably acceptable to Seller and the Shareholders.

7.2.4  Buyer shall execute and deliver an Employment and Noncompetition Agreement in a form substantially similar to the Form of Employment Agreement with each of Joseph Mancuso and John Mancuso, Jr.

8.           Conditions to Closing.

8.1           Conditions Precedent to the Obligations of the Parties.  The respective obligations of each of the parties to effect the transactions contemplated herein are subject to the satisfaction or waiver by consent of the other parties, at or prior to the Closing, of each of the following conditions:

(i) no injunction or order shall be in effect prohibiting the consummation of such transactions or making the consummation of such transactions unlawful; and

(ii) no proceeding shall have been instituted and be pending before a court or any other governmental authority which seeks to restrain or prohibit any of such transactions, provided, however, that the provisions of this Section 8.1(ii) shall not be a condition to the obligations under this Agreement of any party that has directly or indirectly solicited or encouraged any such proceeding.

8.2           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated herein are subject to the completion, satisfaction or, at Buyer’s option, waiver, on or prior to the Closing Date, of each of the following conditions:

(i)  each of the representations and warranties made by Seller and the Shareholders in this Agreement shall be true and correct on the Closing Date as if made on and as of such date (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date);

(ii)  each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller or the Shareholders on or before the Closing Date shall have been duly complied with and performed;

(iii)  Buyer shall have received a certificate of Seller, dated as of the Closing Date, executed by the President of Seller, to the effect that the conditions set forth in Sections 8.2(i) and (ii) have been satisfied;

(iv)  Seller shall make or cause to be made the deliveries described in Section 7.1;

(v)  as of the Closing, there shall have been no material adverse change since the Balance Sheet Date in the financial condition, business, affairs or prospects of Seller, and Seller shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and Buyer shall have received a certificate of Seller, dated as of the Closing Date, to such effect; and

(vi)  Buyer shall have completed, and be satisfied (in Buyer’s sole and absolute discretion) in all respects with, its due diligence investigation of the Business and the assets, operations, properties, financial condition, liabilities, prospects and agreements of Seller, including, without limitation, the Schedules hereof and those matters described therein.

8.3           Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated herein are subject to the completion, satisfaction, or at Seller’s option, waiver, on or prior to the Closing Date, of each of the following conditions:

(i)  the representations and warranties made by Buyer in this Agreement shall be true and correct in all respects;

(ii)  each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed;

(iii)  Seller shall have received a certificate of Buyer, dated as of the Closing Date, signed by an officer of Buyer to the effect that the conditions set forth in Section 8.3(i) and Section 8.3(ii) have been satisfied; and

(iv)  Buyer shall make or cause to be made the deliveries described in Section 7.2.

9.           Termination.

9.1           Mutual Agreement.  This Agreement may be terminated and abandoned at any time prior to the Closing, effective immediately, by the mutual written consent of Buyers and Seller.

9.2           Unilateral Termination by Buyer or Seller.  This Agreement may be terminated and abandoned at any time prior to the Closing, effective immediately in each case, by either Buyer, on the one hand, or Seller, on the other hand, by written notice to the other:

(i)           if any governmental authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action (which order, decree, judgment, injunction or other action the parties hereto shall have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated herein, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; or

(ii)           if the Closing shall not have occurred on or before February 29, 2012 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 9.2(ii) shall not be available to any party whose failure to comply with any provision of this Agreement in a material respect has been the principal cause of, or has resulted in, the failure of the Closing to occur on or before the Outside Date.

9.3           Unilateral Termination by Buyer.  This Agreement may be terminated and abandoned at any time prior to the Closing, effective immediately, by written notice from Buyer to Seller, if either (i) Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement and if Seller or the Shareholders breach or fail to perform any of their representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(i) or Section 8.2(ii) and (B) cannot be cured by the Outside Date or, if capable of being cured, has not been cured within five (5) Business Days after the giving by Buyers of written notice to Sellers of such breach or failure or (ii) Seller and the Shareholders fail to consummate the Closing within five (5) Business Days’ written notice from Buyer to Seller that all of the conditions set forth in Section 8 have been satisfied or waived.

9.4           Unilateral Termination by Seller.  This Agreement may be terminated and abandoned at any time prior to the Closing, effective immediately, by written notice from Seller to Buyer, if either (i) Seller and the Shareholders are not in material breach of their representations, warranties, covenants or agreements contained in this Agreement and if Buyer breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(i) or Section 8.3(ii) and (B) cannot be cured by the Outside Date or, if capable of being cured, has not been cured within five (5) Business Days after the giving by Seller of written notice to Buyer of such breach or failure, or (ii) Buyer fail to consummate the Closing within five (5) Business Days’ written notice from Seller to Buyer that all of the conditions set forth in Section 8 have been satisfied or waived.

9.5           Effect of Termination.  Buyer, Seller and the Shareholders all acknowledge and agree that, in the event that either Buyer terminates this Agreement pursuant to Section 9.3 above or Seller terminate this Agreement pursuant to Section 9.4 above, such termination shall constitute a waiver of any Claims with respect to this Agreement that the terminating party may have against the non-terminating party (and, in the event that Buyer is the terminating party, any such Claims Buyer may have against the Shareholders) and, effective immediately upon such termination, the non-terminating party (and, in the event Seller is the non-terminating party, the Shareholders) shall be released from any liability with respect to such Claims.

10.           Miscellaneous.

10.1           Notices.  Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged, (ii) telexed or telecopied and electronically confirmed, (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery, or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

If to Buyer:

c/o AZZ incorporated
One Museum Place, Suite 500
3100 West Seventh Street
Fort Worth, Texas 76107
Attention: Dana L. Perry, Chief Financial Officer
Facsimile #: 817/336-4211
Confirming #: 817/810-0095

With a copy (which shall not constitute notice) to:

S. Benton Cantey, Esq.
Kelly Hart & Hallman LLP
201 Main Street
Suite 2500
Fort Worth, Texas 76102
Facsimile #: 817/878-9759
Confirming #: 817/878-3559

and

Michael Burkett, Esq.
Stikeman Elliot LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON  M5L 1B9

If to Seller or the Shareholders:

Mr. Joseph Mancuso
Galvan Metal Inc.
8201 Place Marien
Montreal-Est, Quebec  H1B 5W6
Email:  joseph@galvanmetal.com

With a copy (which shall not constitute notice) to:

Pierre Verville, Esq.
Kaufman Laramée S.E.N.C.R.L.
800 René-Lévesque Blvd. West
Suite 2220
Montréal (Québec)
Canada, H3B 1X9
Telephone : (514) 871.5308
Fax : (514) 875.7147

or at such other address as may be substituted by giving the other parties not fewer than five (5) Business Days’ advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or 48 hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five (5) Business Days after the same shall have been placed in the federal mail as aforesaid. Failure or delay in delivering copies of any consent, notice, demand, request, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

10.2           Binding Effect; Benefits.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto, the Buyer Indemnitees (but only with respect to Section 5 hereof), or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.3           Entire Agreement.  This Agreement, together with the Exhibits, Schedules and other agreements and documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms.  Except as specifically included or referred to herein, this Agreement and the Exhibits, Schedules and other agreements and documents contemplated hereby supersede all prior understandings, negotiations and agreements concerning the matters specified herein.  Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other agreements and documents contemplated hereby, including those made in the Letter of Intent, shall be given no force or effect (except as specifically included or referred to herein).  The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein.  No addition to or modification or amendment of any provision hereof shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

10.4           Governing Law.  This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.  Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Quebec courts situated in the City of Montreal and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

10.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  It is not necessary that each party execute the same counterpart, so long as identical counterparts are executed by all parties.  Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple signature pages affixed thereto constitutes an original counterpart instrument. All such counterpart signature pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

10.6           Headings.  Headings of the Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever.

10.7           Waivers.  Any party may, by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other parties hereunder; (ii) waive any inaccuracies in the representations or warranties of the other parties contained herein or in any other agreement or document delivered pursuant hereto; (iii) waive compliance with any of the conditions or covenants of the other parties contained herein; or (iv) waive performance of any of the obligations of the other parties hereunder.  Except as provided in the preceding sentence, no action taken pursuant hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  Unless otherwise expressly stipulated herein, no failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial waiver or exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy.  No notice or demand on any party in any case shall entitle such party to any other or future notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or future action in any circumstances without notice or demand.

10.8           Merger of Documents.  This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

10.9           Incorporation of Exhibits and Schedules.  All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.10           Severability.  If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid.  Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

10.11           Assignability.  Neither this Agreement nor any of the parties’ rights hereunder may be assigned or otherwise transferred by any party without the prior written consent of the other parties; provided, however, that Buyer’s or its successors’ or assigns’ rights hereunder may be assigned or otherwise transferred, in whole or in part, without any other party’s consent (i) to any successor by merger or consolidation, (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or assigns, (iii) to any affiliate of Buyer or (iv) to any individual, partnership, corporation or other entity deriving title from Buyer, or its successors or assigns, to all or substantially all of the Purchased Assets as constituted on the date of any such transfer.  No assignment or other transfer permitted by this Section 10.11 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment or other transfer permitted by this Section 10.11, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.

10.12           Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party.  The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

10.13           References.  The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

10.14           Calendar Days, Weeks and Months.  Unless otherwise, specified herein, any reference to “day,” “week,” or “month” herein shall mean a calendar day, week or month.

10.15           Gender; Plural and Singular.  Where the context clearly indicates otherwise, the singular shall include the plural and vice versa.  Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

10.16           Cumulative Rights.  All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

10.17           No Implied Covenants.  Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

10.18           Attorneys’ Fees.  The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorney’s fees and costs, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.

10.19           Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.

10.20           Currency.   For the avoidance of doubt, when used herein $ or “Dollars” shall mean and refer to Canadian Dollars.

10.21           Disclaimer of Representations and Warranties. Except as to those matters expressly covered by the representations and warranties in this Agreement and the respective Schedules related thereto, neither the Seller, the Shareholders nor the Buyer makes any other representation or warranty, express or implied, and any such other representation and warranty is hereby expressly waived.

[Remainder of Page Intentionally Left Blank-Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year hereinabove first set forth.

BUYER:

AZZ BLENKHORN & SAWLE LIMITED

By:  /s/ Dana L. Perry
Name:  Dana L. Perry
Title:  Vice President and Secretary

SELLER:

GALVAN METAL INC.

By:  /s/ John Mancuso
Name:  John Mancuso
Title:  President

SHAREHOLDERS:

  /s/ Joseph Mancuso
JOSEPH MANCUSO

  /s/ John Mancuso, Jr.
JOHN MANCUSO, JR.

  /s/ John Mancuso
JOHN MANCUSO

The following Exhibits and Schedules are omitted pursuant to Item 601(b)(2) of Regulation S-K. A supplemental copy of such Exhibits and Schedules shall be furnished to the Securities and Exchange Commission upon request.

Exhibit

A              Form of Bill of Sale, Assignment and Assumption Agreement
B              Form of Deed
C	Financial Statements
D              Form of Receivables Guaranty
E	Form of Employment Agreement

Schedule

1.1.1             Certain Purchased Assets
1.1.2             Excluded Assets
1.2A	Certain Assumed Liabilities
1.2B	Assumed Contracts
3.2               Seller’s and Sole Shareholder’s Third Party Consents Required
3.3               Ownership of Capital Stock of Seller
3.5               Certain Changes or Events
3.6               Tax Matters
3.7               Condition of Purchased Assets
3.10             Real Property
3.11             Business Property Rights
3.12             Encumbrances
3.13             Licenses and Permits
3.15             Pending or Threatened Litigation or Claims
3.16             Contracts
3.17             Employment and Labor Agreements
3.18             Employee Plans
3.19             Insurance
3.20             Environmental
6.7               Purchase Price Allocation
6.9	Employees of Seller and Annual Compensation Rates
6.11             Conduct of Business